SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ______)

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INDUSTRIAL SERVICES OF AMERICA, INC.

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INDUSTRIAL SERVICES OF AMERICA, INC.

Notice of Annual Meeting of Shareholders
To Be Held on May 15, 2012

          NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of INDUSTRIAL SERVICES OF AMERICA, INC. will be held at Building No. 1, 7100 Grade Lane, Louisville, Kentucky 40213, on Tuesday, May 15, 2012 at 10:00 A.M. (Eastern Daylight Time), for the following purposes:

(1)	To elect seven (7) directors for a term expiring in 2013;

(2)	To ratify the selection of Mountjoy Chilton Medley LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Industrial Services of America, Inc. recommends voting for the above proposals.

By signing the enclosed proxy, you are appointing Harry Kletter and Michael Shannonhouse as proxies, with full power of substitution to vote all shares of Industrial Services of America, Inc. common stock held by you on March 19, 2012 at the annual meeting on May 15, 2012, or at any adjournment or postponement of such meeting.

Only shareholders of record at close of business on March 19, 2012 are entitled to notice of and to vote at the annual meeting. The transfer books will not be closed.

We plan to mail this proxy statement and the accompanying form of proxy to shareholders commencing on or about April 2, 2012.

By Order of the Board of Directors

Michael P. Shannonhouse
Recording Secretary of the Board of Directors

7100 Grade Lane
Louisville, Kentucky 40213
April 2, 2012

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

INDUSTRIAL SERVICES OF AMERICA, INC.
7100 GRADE LANE
LOUISVILLE, KENTUCKY 40213
PROXY STATEMENT

          We are furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at the 2012 annual meeting of shareholders of Industrial Services of America, Inc. (the “Company”), which we are holding at 10:00 A.M. (Eastern Daylight Time) on Tuesday, May 15, 2012 and at any and all adjournments thereof, for the purposes set forth in the accompanying notice of the meeting.

          We will vote shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked at the meeting or at any adjournments within 120 days thereof in accordance with the choices specified on the ballot. If you do not specify a choice, it is the intention of the persons named as proxies in the accompanying form of proxy to vote for (i) the nominees for election as directors, and (ii) the ratification of the independent registered public accounting firm for the 2012 fiscal year. The person executing the proxy may revoke it at any time before the proxy exercises the authority thereby granted by giving written notice to our secretary, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the secretary of the meeting in writing prior to voting of the proxy.

          We will bear the expenses of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy. Such expenses, however, do not include any salaries and wages of our officers and employees who participated in the preparation, assembling and mailing of the proxy statement. In addition to the solicitation of proxies by mail, certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

          The presence in person or by proxy of shareholders holding a majority of the outstanding shares of our common stock will constitute a quorum for the transaction of all business at the annual meeting. A shareholder voting for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors. A shareholder may also vote for, against or abstain from voting on the proposal to ratify the selection of the independent registered public accounting firm for the 2012 fiscal year. We will treat votes withheld from the election of any nominee for director and abstentions from any other proposal as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but we will not count in the number of votes cast on any matter any withheld votes or abstentions. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, we will not consider those shares as present and entitled to vote with respect to that matter.

          We plan to mail this proxy statement and the accompanying form of proxy to shareholders commencing on or about April 2, 2012.

VOTING SECURITIES

          Only shareholders of record at the close of business on March 19, 2012 are entitled to vote at the annual meeting or any adjournments within one hundred twenty (120) days thereof. As of March 19, 2012 there were 6,940,517 shares of our common stock outstanding and entitled to vote. Each share of common stock entitles the holder to one vote on all matters presented at the annual meeting.

          The following table sets forth information regarding beneficial ownership of our common stock as of March 19, 2012 for (i) each of our named executive officers, directors and nominees for director, (ii) each person known to management to own of record or beneficially more than five percent of our outstanding shares, and (iii) all of our executive officers and directors as a group.

Name and Address	Amount and Nature of Beneficial Ownership (1)(2)(3)		Percentage of Class (1)

Harry Kletter 7100 Grade Lane Louisville, KY 40213	2,040,237	(4)	29.02%

Harry Kletter Family Ltd Ptnsp 7100 Grade Lane Louisville, KY 40213	750,000	(4)	10.67%

Roberta Kletter 7100 Grade Lane Louisville, KY 40213	799,658	(5)	11.37%

David Russell 7100 Grade Lane Louisville, KY 40213	548,960	(9)	7.81%

K&R, LLC 7100 Grade Lane Louisville, KY 40213	516,349	(4)	7.34%

Albert Cozzi 7100 Grade Lane Louisville, KY 40213	157,991	(6)	2.25%

Brian Donaghy 7100 Grade Lane Louisville, KY 40213	77,300	(7)	1.10%

Orson Oliver 7100 Grade Lane Louisville, KY 40213	48,749	(8)	0.69%

Roman Epelbaum 7100 Grade Lane Louisville, KY 40213	32,750	(6)	0.47%

Alan Gildenberg 7100 Grade Lane Louisville, KY 40213	24,750	(10)	0.35%

Francesca Scarito 7100 Grade Lane Louisville, KY 40213	9,500	(11)	0.14%

James Wiseman III 7100 Grade Lane Louisville, KY 40213	7,500		0.11%

All directors and executive officers as a group	2,968,579	(12)	42.22%

(1)

The table reflects share ownership and the percentage of such share ownership as of March 19, 2012. We have determined the percentages on the basis of 6,940,517 shares of our common stock outstanding, plus the assumed exercise of the 90,000 options discussed below (and exclusive of 251,962 shares of common stock held as Treasury stock).

(2)	Except as otherwise indicated, each person or entity shown has sole voting and investment power with respect to the shares of common stock beneficially owned by him, her or it.

(3)	We have obtained information with respect to beneficial ownership from our shareholder records and from information provided by shareholders.

(4)

Mr. Kletter’s shares owned include 516,349 shares of common stock beneficially owned by K & R, LLC (“K&R”), the sole member of which is Mr. Kletter, 750,000 shares of common stock beneficially owned by Harry Kletter Family Limited Partnership, for which Mr. Kletter serves as general partner, 381,100 shares of common stock beneficially owned by Roberta Kletter, spouse of Mr. Kletter, and 392,788 shares owned directly by Mr. Kletter. Mrs. Kletter is a director and vice president of K&R. Two of Mr. Kletter’s adult children are also officers of K&R. Does not include the following shares of common stock, as to which Mr. Kletter disclaims beneficial ownership: 25,770 shares owned by the Harry Kletter Family Charitable Foundation, of which Mrs. Kletter is a co-advisor.

(5)

Includes 392,788 shares of common stock beneficially owned by Mr. Kletter, and 25,770 shares of common stock owned by the Harry Kletter Family Charitable Foundation, of which Mrs. Kletter is co-advisor. Does not include the following shares of common stock, as to which Mrs. Kletter disclaims beneficial ownership: (i) 516,349 shares of common stock owned by K & R, of which Mr. Kletter is the sole member; and (ii) 750,000 shares of common stock owned by Harry Kletter Family Limited Partnership, for which Mr. Kletter serves as general partner.

(6)	Includes options to purchase 30,000 shares exercisable within 60 days of March 19, 2012.

(7)

Includes 2,250 shares of common stock held in Mr. Donaghy’s minor child’s name. Mr. Donaghy is entitled to receive 45,000 shares of our common stock per year for the next three years, upon satisfaction of certain conditions contained in an amended employment agreement between Mr. Donaghy, our president and chief operating officer, and us. The conditions are that our EBITDA must exceed $4.5 million for the previous fiscal year and that our return on net assets (“RONA”) exceeds targets specified within his amended employment agreement each year. Mr. Donaghy has already received 90,000 shares pursuant to his employment agreements since 2007.

(8)

Includes options to purchase 30,000 shares exercisable within 60 days of March 19, 2012 and 3,750 shares held in Trusts for Mr. Oliver’s daughter and minor grandchildren for which Mr. Oliver is the Trustee.

(9)

Includes the following beneficially owned shares of our common stock: 295,593 shares held in Trust, 61,798 shares held in custodial accounts for his minor children, and 119,617 shares held in various retirement plans for Dr. Russell’s benefit.

(10)

Includes 12,000 shares of common stock beneficially owned by Halaris Global Opportunity Fund, of which Mr. Gildenberg is manager, and 1,300 shares of common stock held by Mr. Gildenberg’s wife and adult children.

(11)	Includes 9,500 shares of common stock beneficially owned by RS Finance & Consulting, LLC, of which Ms. Scarito is President and the sole member.

(12)	Includes the options described in notes 6 and 8 above to purchase 90,000 shares exercisable within 60 days of March 19, 2012.

ITEM I. ELECTION OF DIRECTORS

          The nominees for election as directors are Harry Kletter, Albert Cozzi, Brian Donaghy, Alan Gildenberg, Orson Oliver, David Russell, and Francesca Scarito. At the 2011 annual meeting, the shareholders elected Messrs. Kletter, Epelbaum, Oliver, Cozzi, and Donaghy for a term expiring at the 2012 annual meeting. Dr. Russell and Ms. Scarito were appointed to the Board by the directors on January 19, 2012 and February 23, 2012, respectively. Mr. Gildenberg was recommended for election by the Board on March 22, 2012 to replace Mr. Epelbaum, who informed the Board on such date that he will withdraw from the Board upon election and qualification of his successor. If elected, all directors nominated will hold office until the 2013 annual meeting and until their respective successors have been elected and qualified.

          Shareholders voting at the annual meeting may not vote for more than the number of nominees listed in this proxy statement. A plurality of the total votes cast at the annual meeting will elect the directors. That is, the seven nominees receiving the greatest number of votes for directors will be deemed elected directors. It is the intention of the persons named as proxies in the accompanying form of proxy (unless authority to vote therefore is specifically withheld) to vote for the election of the seven nominees for directors. In the event that any of the nominees becomes unavailable (which we do not now anticipate), the persons named as proxies have discretionary authority to vote for a substitute nominee designated by the present Board. The Board has no reason to believe that any nominee will be unwilling or unable to serve if elected.

          The following table contains certain information regarding each nominee for election as director at this year’s annual meeting. The Board of Directors has determined that all directors have met the independence standards of Rule 5605(a)(2) of the NASDAQ listing standards with the exception of Messrs. Kletter and Donaghy, officers of the Company, and Ms. Scarito, due to her previous consulting work. The Board considered the consulting services provided by Mr. Gildenberg to K & R and determined such services did not change Mr. Gildenberg’s independent status. Each individual has furnished the respective information shown.

Name and Principal Occupation with Company	Age	Year First Became Director

Harry Kletter Chairman of the Board and Chief Executive Officer	85	1983

Orson Oliver Director	69	2005

Albert Cozzi Director	67	2006

Brian Donaghy Director, President and Chief Operating Officer	36	2009

David Russell Director	45	2012

Francesca Scarito Director	47	2012

Alan Gildenberg Nominee for Director	54	N/A

Nominees for Directors

HARRY KLETTER has been our director since 1983. In October 1983, he became chairman of the Board and chief executive officer. Mr. Kletter served as our president and chief executive officer from October 1983 until January 1988, from January 1990 until July 1991, and from August 1992 to December 1997. Mr. Kletter served as chief executive officer from August 1992 until February 2000 and again from May 2000 through the present. From February through May 2000, he served as Chief Visionary Officer. He served as president from May 2000 until August 2007. Mr. Kletter is the sole shareholder of K & R. Prior to his involvement with us, Mr. Kletter was president and chief executive officer of K & R, which is now a real estate holding company. Prior thereto, Mr. Kletter was the president of Tri-City Industrial Services, Inc., which was involved in the transportation, disposal and management of solid waste. Since 1980, Mr. Kletter has been an investor in various other businesses including Outer Loop Industrial Park, Outer Loop Business Park, and Outer Loop Company, LLC, which are each real estate ventures.

ORSON OLIVER has been our director since 2005. He is currently an independent business consultant with over thirty-five years of experience in banking and financial consulting. Mr. Oliver began his career in 1968 as an attorney with the U.S. Treasury Department in Washington, D.C. In September of 1975, he joined Bank of Louisville as general counsel. In November of 1985, he became president of the Bank of Louisville. When Branch Banking and Trust Company acquired the Bank of Louisville in 2003, the Bank of Louisville had assets of $1.6 billion and was the largest, locally managed bank in Louisville, Kentucky. Since his retirement from banking in February of 2004, Mr. Oliver has worked as an independent general business consultant for the Al J. Schneider Company, a corporation with a number of large hotels and real estate holdings in the Louisville, Kentucky area. Since May 2004, Mr. Oliver has also worked as an independent general business consultant for PNC Bank, which is headquartered in Pittsburgh, Pennsylvania with assets of $271.2 billion as of December 31, 2011. Mr. Oliver has been a member of the board of directors of The Rawlings Company, LLC since January 1997 and the Al J. Schneider Company since February, 2004.

ALBERT A. COZZI has been our director since 2006. Since February 2006, Mr. Cozzi has been a partner with Cozzi Consulting Group, a start-up consulting business, marking the re-entry of Mr. Cozzi into the scrap industry following a two-year non-compete agreement he had with his former employers at Metal Management, Inc. From July 1999 to January 2004, Mr. Cozzi served as the chief executive officer of Metal Management, Inc. headquartered in Chicago, Illinois, and one of the largest full service metals recyclers in the United States. From December 1997 to June 1999, Mr. Cozzi served as the president and chief operating officer of Metal Management, Inc. From 1963 to 1997, Mr. Cozzi held various positions with Cozzi Iron & Metal, originally located in Chicago, Illinois, prior to its merger with Metal Management, Inc., including president from 1990 to 1997. Mr. Cozzi received an M.B.A. from the University of Chicago.

BRIAN DONAGHY has been our director since 2009 and our president and chief operating officer since August 2007. Mr. Donaghy served as our acting chief operating officer from January 1, 2007 through August 2007. Prior to his appointment to that position, Mr. Donaghy was a consultant to ISA Recycling. From 2001 to 2007, he owned and operated Industrial Logistic Services, LLC (“ILS”), a scrap metal and waste transportation company located at our Louisville headquarters, the assets of which he sold to us in 2007. ILS discontinued operations after this sale. ILS had approximately 30 employees and total revenues of $2.0 million in 2007 and 2006.

DAVID RUSSELL has been our director since January 2012. Dr. Russell has vast experience in the financial and risk management arenas. He has a Ph.D. in risk management and an M.A. in Applied Economics from the Wharton School of Business, University of Pennsylvania. Dr. Russell also holds an A.B. in Economics from Amherst College. He has held various positions in risk management and finance during his career. From 2002 to the present, Dr. Russell has been Associate Professor of Insurance and Finance at California State University, Northridge. He also presently serves as Director of the University’s Center for Risk and Insurance. Previously, he served as Director of the University’s Family Business Center.

FRANCESCA E. SCARITO has been our director since February 2012. Ms. Scarito is President of RS Finance & Consulting, LLC, a boutique investment bank located in Boston, Massachusetts, which she founded in April 2009. Ms. Scarito has been an investment banker for over 20 years and has extensive experience in private capital, equity capital markets and mergers and acquisitions. She has been a consultant for ISA since August 2009. Prior to founding her own firm in April 2009, Ms. Scarito was a Managing Director in the Investment Banking Division of Canaccord Adams Inc., which she joined in 2007. Ms. Scarito earned a B.A. from Dartmouth College and an M.B.A. from Harvard Business School. Ms. Scarito has been a director of Ambient Corporation since June 2011.

ALAN GILDENBERG has been a Registered Investment Advisor at Falcon Global Partners, LLC since 2007, and a consultant to K & R, LLC since 2009. He was previously a Registered Representative at Wachovia Securities from 2001 until March 2007 and R.W. Baird from 1997 through January 2001. His experience also includes his work as an independent futures and options trader at the Chicago Mercantile Exchange for five years. Mr. Gildenberg has a B.B.A. in Business Administration from the University of Michigan.

          Except as disclosed above, none of the other directors holds another directorship in a company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or in a company registered as an investment company under the Investment Company Act of 1940, as amended. None of our directors or the nominees has any family relationship with any of our other directors or executive officers.

Director Qualifications

          When considering whether the nominees have the experience, qualifications and skills to enable the Board to satisfy its oversight responsibilities effectively and provide the Board with experience in a wide variety of areas, the nominating committee focused primarily on the information discussed in each director’s individual biographies set forth above. The following are the conclusions reached by the nominating committee with regard to each of its nominees.

          With regard to Mr. Kletter, the nominating committee considered the many years of leadership experience that he has with the Company, which the nominating committee believes provides him with unique insights into the Company’s challenges, as well as intimate knowledge of its operations, and best positions him to lead the Company in its strategic planning. With regard to Mr. Donaghy, the nominating committee considered the years of leadership experience that he has exhibited in the industry as well as his past service to our Company, through which he has developed an intimate knowledge of our Company’s operations. These experiences position Mr. Donaghy to lead the Company effectively in its day-to-day operations.

          Experience in the financial industry is exhibited by Messrs. Oliver, Cozzi and Gildenberg, Dr. Russell, and Ms. Scarito. With regard to Mr. Oliver, the nominating committee considered his past experience as an attorney with the U.S. Treasury Department in Washington D.C., his past presidency of the Bank of Louisville and his work as an independent general business consultant for PNC Bank. With regard to Mr. Cozzi, the nominating committee considered his extensive experience in the metallic scrap industry, and his direct operational experience in the industry. These experiences bring a unique perspective to our Board. With regard to Mr. Gildenberg, the nominating committee considered his years of experience as an investment advisor, his experience on the Chicago Exchange, and his experience as a general business consultant. With regard to Dr. Russell, the nominating committee considered his years of experience in the finance and risk management arenas. With regard to Ms. Scarito, the nominating committee considered her years in investment banking as well as the consulting services she has provided to ISA, which gave her insight into the Company.

Governance

          The Board’s Leadership structure is as follows. A majority of our directors are independent. We have combined the roles of Chairman of the Board and Chief Executive Officer since 1983. The Board believes that our CEO, Mr. Kletter, is best situated to serve as Chairman because he is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. In addition, Mr. Kletter does not draw a salary from the Company, but rather serves more in a consulting role (and is compensated through the consulting agreement described below). In contrast, our day to day operations are managed by our President and Chief Operating Officer, Brian Donaghy. Accordingly, we believe our structure effectively mitigates against a concentration of power in any single individual. We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies at all times. We believe our current Board leadership structure, given the current composition of the Board, is optimal. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for our Company.

          Additionally, the Board has not appointed a lead independent director. Currently, the Board membership consists of seven directors, four of whom are independent. Due to the small size of the Board, all of the independent directors are able to closely monitor the activities of the Company and meet regularly in executive sessions without management to discuss the development and strategy of our Company. These executive sessions allow the independent directors to review key decisions and discuss matters in a manner that is independent of our Chief Executive. Therefore, the Board has determined that a lead independent director is not necessary at this time. As the composition of the Board changes or grows in the future, the Board of Directors intends to reevaluate the need for a lead independent director.

          Our executive officers, especially the President and Chief Operating Officer, have the primary responsibility for risk management within our Company. Our Board of Directors oversees risk management to ensure the processes designed and implemented by our executives are adapted to and integrated with the Company’s strategy and are functioning as directed. The primary means by which the Board oversees our risk management structures and policies is through its regular communications with management. We believe that our leadership structure is conducive to comprehensive risk management practices, and that the Board’s involvement is appropriate to ensure effective oversight.

          During 2011, the Board met four (4) times. In 2011, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of which they were members.

          The Board appointed Messrs. Epelbaum, Cozzi and Oliver to the compensation committee at the Board of Directors meeting held June 8, 2011. Dr. Russell was appointed to the compensation committee in January 2012. Messrs. Epelbaum and Oliver retired from this committee at that time. Ms. Scarito was appointed to this committee in March 2012 as a non-independent director under the exception contained in the NASDAQ Corporate Governance Requirements pursuant to which a non-independent director can serve on a compensation committee under exceptional and limited circumstances. The Board determined that due to Ms. Scarito’s special expertise in compensation issues and extensive involvement with our compensation practices, her appointment to the compensation committee was required by the best interests of the Company and its shareholders. The compensation committee is responsible for making recommendations to the Board regarding salaries and bonuses that we pay to our executive officers, including our chief financial officer. This committee does not have a chairperson. All functions of the compensation committee are performed by the committee as a whole. However, the compensation committee confers with our chief executive officer, Mr. Kletter, to obtain additional input for the committee’s decision making process and recording our processes and procedures for the determination of executive and director compensation, including the scope of authority of the compensation committee, the extent to which the compensation committee may delegate any authority, and any role of executive officers in determining or recommending the amount or form of executive and director compensation. The compensation committee has the authority to delegate to department supervisors decisions regarding compensation in their respective departments. None of our executive officers served as a member of the compensation committee of another entity. Our compensation committee has a written charter, which is available on our website at www.isa-inc.com under Investor Relations.

          The compensation committee seeks to structure compensation that will provide sufficient incentives for named executive officers to drive results while avoiding unnecessary or excessive risk taking that could harm the long-term value of the Company. The committee believes that the following measures help achieve this goal:

•

Named executives are provided with competitive base salaries that are not subject to performance risk, which helps to mitigate risk-taking behaviors and provides an incentive for executives to retain their employment with the Company;

•	We enter into employment agreements with certain named executive officers because they provide a form of protection for the Company and the individual;
•

Certain executive officers have long-term, performance-based incentives included in their employment agreements, which hold individuals accountable for long-term decisions by only rewarding the success of those decisions.

          The audit committee confers with our independent registered public accounting firm regarding the scope and adequacy of annual audits; reviews reports from such independent accountants; and meets with the independent accountants to review the adequacy of our accounting principles, financial controls and policies. The audit committee met four (4) times in 2011. The Board appointed Messrs. Oliver, Epelbaum, and Cozzi, to this committee at the Board meeting held June 8, 2011. Dr. Russell was appointed to this committee in January 2012, and Mr. Oliver retired from this committee at that time. Mr. Oliver returned to this committee in March 2012. Mr. Oliver is the chairperson of this committee. All current members of the audit committee are independent as defined in Rule 5605(a)(2) of the NASDAQ listing standards and the Audit Committee Qualifications of Rule 5605(c)(2). The Board of Directors has determined that Mr. Oliver is qualified as an audit committee financial expert based on a thorough review of his education and financial experience and is independent as described in the preceding sentence. The formal report of the audit committee with respect to the year 2011 begins on page 24 herein. Our audit committee has a written charter, which is available on our website at www.isa-inc.com under Investor Relations.

          The nominating committee has the power to recommend to the Board nominees for election as directors and persons to fill directors’ vacancies and newly created directorships; recruit potential director candidates; recommend changes to the Board concerning the responsibilities and composition of the Board and committees; and review written proxy comments and shareholder proposals (including director nominees) received from shareholders at our principal executive offices no later than January 7, 2013 for inclusion in the proxy statement for the following year’s annual shareholder meeting. The nominating committee’s charter directs the nominating committee to investigate and assess the background and skills of potential candidates and to maintain an active file of suitable candidates for directors. The nominating committee has the authority to engage a third party search firm to assist in identification of candidates, but our nominating committee currently believes that our existing directors and executive management have significant networks of business contacts that likely will form the pipeline from which the nominating committee can identify candidates.

          Upon identifying a candidate for serious consideration, one or more members of the nominating committee would initially interview such candidate. If a candidate merited further consideration, the candidate would subsequently interview with all other nominating committee members (individually or as a group), meet our chief executive officer and other executive officers and ultimately meet many of the other directors. The nominating committee would elicit feedback from all persons who met the candidate and then determine whether or not to nominate the candidate. The nominating committee utilizes a subjective analysis to identify and analyze candidates that it proposes for nomination as directors, including but not limited to, highest personal and professional ethics and integrity, general business knowledge, interest in our business, and willingness to serve. However, there are currently no minimum qualifications or standards that we require. While there is no formal policy with regard to consideration of diversity in identifying director nominees, the nominating committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating director nominees.

          We would consider candidates for director nominees recommended by shareholders in accordance with the requirements of Florida law and the time limitation stated above. Shareholders should address potential nominations to the nominating committee at our executive offices, which submissions we will then forward to the nominating committee. If shareholder nominations were made, the recording secretary, without prior screening, would forward any shareholder communication directly to the Board at the next regularly scheduled Board meeting. The Board would then request that the nominating committee consider the shareholder nominations. The nominating committee would then perform an investigation of the candidate to determine if the candidate was qualified and would, if it so determined, present the shareholder nomination in the proxy statement to be subject to a vote of the shareholders. The nominating committee undertakes a similar investigation as to the qualifications of management nominations. Consequently, there effectively would be little difference in the evaluation process of nominations whether generated by shareholders or management. The nominating committee has no obligation to nominate any such individual for election. We have not received any shareholder nominations for this annual meeting. Accordingly, we have not rejected or refused to nominate any such candidates.

          The nominating committee did not hire any director search firm in 2011 and, accordingly, paid no fees to any such company. As indicated above, however, the nominating committee may do so in the future if necessary.

          The Board appointed Messrs. Epelbaum, Cozzi and Oliver to the nominating committee at the Board of Directors meeting held June 8, 2011. This committee does not have a chairperson nor did it meet in 2011 as no new director nominations were submitted in 2011. Messrs. Epelbaum, Cozzi and Oliver are independent as defined in Rule 5605(a)(2) of the National Association of Securities Dealers listing standards. Our nominating committee has a written charter, which is available on our website at www.isa-inc.com under Investor Relations.

          Neither the Board nor the nominating committee has implemented a formal policy regarding director attendance at the annual meeting. Typically, the Board holds its annual organizational meeting directly following the annual meeting, which results in most directors being able to attend the annual meeting. In 2011, four (4) of five (5) directors attended the annual meeting.

          The executive committee is one to which the Board of Directors may direct or delegate all or part of the duties and powers of the Board of Directors with the exception of those duties and powers specifically prohibited by the laws of the State of Florida. When so designated, the executive committee shall have the authority to act in the place and stead of the Board of Directors. The Board appoints members to the executive committee as needed. The Board appointed Messrs. Kletter, Donaghy, Epelbaum, Cozzi, and Oliver to the executive committee at the Board of Directors meeting held June 8, 2011. No meetings were held, nor were any actions taken, by the executive committee in 2011.

          The Board of Directors has adopted our Code of Ethics for the chief executive officer and financial executives, which you may find on our website at www.isa-inc.com under Investor Relations. You may also find our Nominating Committee, Audit Committee and Compensation Committee charters there. Shareholders may communicate directly with the Board of Directors in writing by sending a letter to the Board at: Industrial Services of America, Inc., P.O. Box 32428, 7100 Grade Lane Louisville, KY 40232 or by a secure e-mail via our website at www.isa-inc.com. Our legal counsel will receive and process all communications directed to the Board of Directors and will transmit such communications to each member of the nominating committee without any editing or screening by the legal counsel.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires our directors, certain officers and persons who own more than ten percent (10%) of our outstanding common stock to file with the Securities and Exchange Commission reports of changes in ownership of our common stock held by such persons. Officers, directors and greater than 10% shareholders must furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations from reporting persons that no other reports including Form 5s were required, all Section 16(a) filing requirements applicable to all of our officers and directors were complied with during 2011 with the following exceptions: Brian Donaghy did not file a timely Form 4 for (i) the receipt of 45,000 shares of common stock on January 3, 2011 pursuant to an executive employment agreement at a price of $12.31 per share, (ii) the sale of 1,000 shares of common stock on February 1, 2011 for a selling price of $13.00 per share, (iii) the sale of 10,000 shares of common stock on May 5, 2011 for a weighted average selling price of $10.6061 per share, or (iv) the sale of 5,000 shares of common stock on May 13, 2011 for a weighted average selling price of $10.264 per share. The above forms were filed late. We have informed the reporting person of their filing obligations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NAMED DIRECTORS.

ITEM II. RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee has selected Mountjoy Chilton Medley LLP as the independent registered public accountants of our accounts for the fiscal year ending December 31, 2012. This selection will be presented to shareholders for ratification at the annual meeting. If the shareholders fail to ratify this selection, the Audit Committee will reconsider the matter of the selection of the independent registered public accountants. We do not expect representatives of Mountjoy Chilton Medley LLP to be present at the annual meeting. We will deem the selection of Mountjoy Chilton Medley LLP ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal. We will not count abstentions and broker non-votes as votes cast either for or against the proposal.

          The Board will present the following resolution to the meeting:

          “RESOLVED, that the selection, by the Audit Committee of the Board of Directors, of Mountjoy Chilton Medley LLP as the independent registered public accounting firm to audit the books of account and other corporate records of the Company for 2012 is ratified.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MOUNTJOY CHILTON MEDLEY LLP.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes the compensation awarded to, paid to, or earned by our principal executive officer and the two most highly compensated executive officers other than our principal executive officer:

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Harry Kletter	2011	$—		$—		$—		$—	$—	$—	$487,828	(1)	$487,828
CEO	2010	—		—		—		—	—	—	427,828	(1)	427,828

Brian Donaghy
President and	2011	$300,000	(2)	$—		$—		$—	$—	$—	$29,285	(5)	$329,285
COO	2010	200,000		325,000	(3)	614,490	(4)	—	—	—	30,212	(5)	1,169,702

Danny Gascoyne
Executive Vice-
President -	2011	$185,000		$—		$—		$—	$—	$—	$20,596	(8)	$205,596
Recycling	2010	67,596		94,697	(6)	$59,925	(7)	—	—	—	7,063	(8)	229,281

Jim Wiseman
Vice-President -	2011	$136,500		$10,000		$—		$—	$—	$—	$14,076	(9)	$160,576
Recycling	2010	136,500		40,000		$—		—	—	—	25,256	(9)	201,756

(1) Although Mr. Kletter did not receive any compensation directly from us, he received $480,000 in 2011 and $420,000 in 2010 in the form of consulting fees as the sole member of K & R. An amount of $7,828 is also included in this total and reflects Mr. Kletter’s personal use of our company vehicle during 2011 and 2010.

Mr. Kletter also received rental fees of $582,000 in 2011 and 2010 as sole member of K&R, the lessor of our facilities. These fees are not included in the table above. A description of Mr. Harry Kletter’s compensation is under Certain Relationships and Related Transactions with respect to the K & R lease term.

(2) The Company approved a $100,000 increase to Mr. Donaghy’s base salary effective January 1, 2011.

(3) In 2010 Mr. Donaghy qualified for cash awards under the Company’s then applicable Management Incentive Plan (the “MIP”) and Executive Incentive Plan (the “EIP”), which would have totaled $798,180. The Company did not implement these plans with respect to Mr. Donaghy and has cancelled the plans as further described below. Mr. Donaghy received $325,000 as a discretionary cash bonus instead.

(4) On January 11, 2010, Mr. Donaghy received a non-performance based bonus of 12,000 shares valued at the then current market price of $6.47 per share, totaling $77,640. On April 1, 2010, Mr. Donaghy was granted several performance-based stock awards in conjunction with an amended executive employment agreement. He was granted a stock award of 30,000 shares based on 2010 EBITDA exceeding $4.5 million. He was granted a stock award of 15,000 shares based on 2010 RONA exceeding 32%. The April 1, 2010 grant date fair value of $11.93 per share was based on the assumptions that both performance targets would be achieved. As of December 31, 2010, when both performance targets were in fact achieved, Mr. Donaghy became vested in these shares. Additional performance-based awards granted in 2010 in conjunction with the amended employment agreement, included (i) a bonus up to 15,000 shares per year for calendar years 2011 through 2015 based on achieving a target RONA exceeding 32%, which would vest on December 31 of each year if the RONA target was achieved for that year, and (ii) a bonus up to 225,000 shares based on achieving a target average five-year (2010 – 2014) RONA exceeding 32%, which would vest on December 31, 2014 if the target five-year average RONA was achieved. When granted, these shares were subject to future performance conditions, which we did not achieve in 2011, and do not expect to achieve for future years. No shares were issued to Mr. Donaghy in 2011 in connection with these awards. We do not expect to make any payouts to Mr. Donaghy pursuant to these awards. See also Note 14 – “Long Term Incentive Plan” in the Notes to Consolidated Financial Statements for additional information regarding our assumptions. The value of these awards at the April 1, 2010 grant date assuming the highest level of performance conditions will be achieved is $3,579,000. The ISA stock issued pursuant to performance based stock awards is unregistered; therefore, recipients are subject to a six-month holding period by the recipient prior to selling or transferring such shares in market transactions. The stock award amounts in the table reflect the aggregate grant date fair value of stock awards computed in accordance with ASC Topic 718.

(5) These amounts reflect our contribution to the 401(k) plan, the automobile allowance in the amount of $1,000 per month, and the cost of health, dental, life, STD, and LTD benefits paid by the company of $17,285 and $18,212 in 2011 and 2010, respectively.

(6) In 2010 Mr. Gascoyne qualified for cash awards of $94,697 under the MIP, which was paid in 2011. The Company has replaced the MIP as discussed below.

(7) On August 13, 2010, Mr. Gascoyne was granted several performance-based stock awards in conjunction with an executive employment agreement. He was granted a share bonus of up to 10,000 shares based on 2010 RONA exceeding 32% and employment through December 31, 2011, with a pro-rated number of shares vesting after the first full year of employment. The August 13, 2010 grant date fair value of $15.98 per share was based on the assumptions that both performance targets would be achieved. As of December 31, 2010, when both performance targets were in fact achieved, Mr. Gascoyne became vested in the pro-rated shares, which totaled 3,750 shares or $59,925 at grant-date fair value. Additional performance-based awards granted in 2010 in conjunction with the executive employment agreement included a bonus of up to 10,000 shares per year for calendar years 2011 through 2015 based on (i) achieving a target RONA as specified in the appropriate exhibit of the executive employment agreement, which would vest on December 31 of each year if the RONA target was achieved for that year, and (ii) that amount pro-rated based on the percentage of the year the Mr. Gascoyne was employed with us if less than a full year. When granted, these shares were subject to future performance conditions, which we did not achieve in 2011, and do not expect to achieve for future years. See also Note 14 – “Long Term Incentive Plan” in the Notes to Consolidated Financial Statements for additional information regarding our assumptions. Mr. Gascoyne’s executive employment agreement was terminated on February 27, 2012, so we will not make any payouts to Mr. Gascoyne pursuant to these awards. The value of these awards at the August 13, 2010 grant date assuming the highest level of performance conditions would have been achieved was $737,269. The ISA stock issued pursuant to performance based stock awards is unregistered; therefore, recipients are subject to a six-month holding period by the recipient prior to selling or transferring such shares in market transactions. The stock award amounts in the table reflect the aggregate grant date fair value of stock awards computed in accordance with ASC Topic 718.

(8) These amounts reflect our contribution to the 401(k) plan, the automobile allowance in the amount of $800 per month, and the cost of health, dental, life, STD, and LTD benefits paid by the company of $10,996 and $3,555 in 2011 and 2010, respectively.

(9) These amounts reflect our contribution to the 401(k) plan, the automobile allowance in the amount of $800 per month, and the cost of health, dental, life, STD, and LTD benefits paid by the company of $14,076 and $18,056 in 2011 and 2010, respectively.

We issued 60,600 shares of our common stock as awards in 2011, with 45,000 of those shares awarded to Mr. Donaghy based on the satisfaction of the related performance conditions. We issued 60,500 shares of our common stock as awards in 2010, with 30,000 of those shares awarded to Mr. Donaghy based on the satisfaction of the related performance condition. As of March 19, 2012, we have not issued any shares of our common stock as performance-based awards in 2012.

We do not have a post-employment compensation plan.

Compensation Committee Consultant
          In January 2011 the Compensation Committee retained Bostonian Group, a Marsh & McLennan Agency Company, to undertake a market assessment and provide trend information on incentive compensation plans. Bostonian Group identified a group of public companies that are similar to the Company in the following ways:

•	Operate in the scrap metal, waste management, recycling or related environmental services industries; and
•	Reported revenue ranging from $36 million to $562 million in their most recent fiscal year; and
•	Employ executives in positions similar to those of the Company’s senior management.

The Compensation Committee also retained a second independent consultant, RS Finance & Consulting, LLC, to supplement Bostonian Group’s data by identifying additional public companies with gross margins and number of employees that are similar to those of the Company, and analyzing the compensation practices of those companies. The Compensation Committee used the collective input of the consultants to formulate an executive compensation plan they believe aligns management and shareholder interests; is consistent with market practices; has an appropriate mix of short-term and long-term incentives; and is designed to attract and retain key employees. In 2012, the Compensation Committee also cancelled the Company’s former Management Incentive Plan (the “MIP”) and Executive Incentive Plan (the “EIP”) in favor of the revised incentive plan described below. No performance goals set forth in the MIP and EIP were met in 2011 and the Company did not pay any compensation based on 2011 results.

Base Salary
          When determining base salary levels for senior management, the Compensation Committee evaluates base salary levels of similar positions in the group of selected peer companies. Base salaries reflect an executive’s roles and responsibilities and recognize and reward individual skills, experience and sustained job performance.

Annual Incentive Bonuses
          The Company’s annual incentive compensation plan is a cash-based, pay-for-performance incentive plan. The plan covers executives and certain other personnel as determined by the Compensation Committee and the Company’s President. The incentive compensation plan rewards the achievement of the certain corporate operating and financial targets set by the Compensation Committee at the beginning of each year.

          The Compensation Committee may also establish individual performance goals for executives in connection with annual incentive compensation.

          The Compensation Committee, in consultation with the Board, establishes the Company’s performance goals at the beginning of each year. The Compensation Committee awards incentive bonuses based on the degree to which corporate performance objectives were met during the year. The total amount of the target annual incentive payments ranges from 10% of an executive’s base salary to 100% of base salary, although the Compensation Committee reserves the right to adjust awards at its discretion (including awarding over 100% of base salary in incentive payments).

Long Term Incentive Plan
          Long-term incentive compensation opportunities are performance-based. Long-term incentives provided by the Company consist of equity awards based on achievement of certain corporate targets. The terms of the long-term incentive awards are more fully described below. The Company may award long-term incentives in the form of restricted stock, stock options and other forms of equity incentives as more fully described in the Company’s Long-Term Incentive Plan. The Compensation Committee believes equity-based performance awards provide an adequate incentive to management to perform well for stockholders. In addition, equity awards have been an effective means of attracting and retaining management talent.

          The Company designs its long-term incentive plans to ensure that incentive compensation reflects the growth and profitability of the Company. Each of the equity-based awards offered by the Company is intended to reward specified results. These awards promote a long-term view, reward long-term positive performance of the Company, and are intended to align management’s interests with stockholders’ interests.

Stock Options
          The Company awards stock options because it believes they serve a valuable purpose in aligning management’s interests with stockholders’ interests. Because stock options vest over time, they serve not only as an incentive for superior performance, but also as a retention device. The Company generally receives an income tax deduction when an executive exercises a stock option.

Restricted Stock Awards
          A “Restricted Stock Award” is a grant of shares of company stock in which the recipient’s rights in the stock are restricted until the shares either vest or lapse in restrictions. Such shares of stock are subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the recipient, or achievement of performance or other objectives, as determined by the Compensation Committee.

          For Restricted Stock awards, the Compensation Committee has established a three-year vesting schedule, in equal, sequential, annual installments beginning on the first anniversary of the grant date.

          Unless otherwise prescribed by existing employment contracts or other agreements, long-term incentives will range from 7.5% to 30% of an executive’s base salary. The Company may also award long-term incentive compensation to other senior managers in amounts ranging from 3.8% to 15% of the manager’s base salary.

Perquisites
          The Company provides certain members of management various perquisites that are provided by similar companies throughout the industry and include health, dental, vision, life and disability insurance and in the case of some named executive officers, car allowances. We furnish these benefits to provide an additional incentive for our management and to remain competitive in the general marketplace for managerial talent.

Retirement and Other Benefits
          The Named Executive Officers are eligible to participate in the retirement and benefit programs as described below. The Compensation Committee reviews the overall cost to the Company of the various programs generally when changes are proposed. The Compensation Committee believes the benefits provided by these programs are important factors in attracting and retaining executive officers, including the Named Executive Officers.

401(k) Savings Plans
          The Named Executive Officers are eligible to participate in our defined contribution retirement plan under Section 401(k) of the Internal Revenue Code on the same basis as all other eligible employees. Eligible employees may contribute a maximum of 15% of their annual salary. Under the plan, we match 25% of each employee’s voluntary contribution up to 6% of their gross salary.

Health and Welfare Plan
          We share or pay for the cost of medical, dental, vision, basic life insurance and disability benefits with all eligible full-time regular employees. The Named Executive Officers are eligible to participate in these benefits on the same basis as all other employees, unless otherwise specified in an individual employment contract.

          See “Summary Compensation Table” above for a summary of the reportable benefits for the Named Executive Officers. We furnish the above benefits to provide an additional incentive for our management and to remain competitive in the general marketplace for managerial talent.

President and Chief Operating Officer’s Compensation
          The Compensation Committee meets to evaluate the President and Chief Operating Officer’s performance and determine his total compensation. The Compensation Committee assesses the individual contributions of Mr. Donaghy as well as the Company’s performance relative to both pre-established goals and the performance of other companies in similar industries to that of the Company, of similar size, and in the same geographic region as the Company.

          In 2011, Mr. Donaghy’s salary placed him in the 50th percentile of Presidents and Chief Operating Officers in a group of peer companies. Mr. Donaghy’s performance share award for 2010 was granted to recognize his superior contributions in connection with the acquisition and integration of Venture Metals, LLC, and his instrumental role in constructing and commencing operation of the Company’s shredder. This long-term incentive grant placed him within the fourth quartile of the selected group of peer companies (the fourth quartile being the highest).

Executive Employment Agreement with Brian Donaghy:
          On August 2, 2007, we named Brian G. Donaghy our president and chief operating officer. In connection with his selection as president and chief operating officer, we entered into an executive employment agreement with him, which we amended effective April 14, 2009. This employment agreement, as amended (the “Original Employment Agreement”) set Mr. Donaghy’s annual salary to $200,000 retroactive to January 1, 2009, and has a term expiring December 31, 2013. The Company approved a $100,000 increase to Mr. Donaghy’s base salary effective January 1, 2011. The Original Employment Agreement authorizes the issuance of an additional 30,000 shares of our common stock per year for 2012 and 2013, which was approved by the shareholders at the annual meeting on June 16, 2009 and payment of which is subject to the Company’s achievement of the EBITDA requirement under the agreement. We entered into an amended executive employment agreement effective April 1, 2010 (the “April Amendment”), which extended the initial term of our employment agreement with Mr. Donaghy through June 30, 2015. Other changes in the April Amendment entitled Mr. Donaghy certain bonuses based on the then-applicable EIP and MIP. No bonuses were paid to Mr. Donaghy in 2011 based on the April Amendment.

Executive Vice President’s Compensation
          The President and COO of the Company evaluated the Executive Vice President’s performance and determined his total compensation. He assessed the individual contributions of Mr. Gascoyne as well as the Company’s performance relative to both pre-established goals and the performance of other companies in similar industries to that of the Company, of similar size, and in the same geographic region as the Company.

          In 2011, Mr. Gascoyne’s salary placed him in the 50th percentile of Executive Vice Presidents in a group of peer companies. Mr. Gascoyne’s bonus award for 2010 was granted to recognize his contributions within the recycling division of the Company in that year. Mr. Gascoyne was terminated without cause on February 27, 2012.

Executive Employment Agreement with Daniel C. Gascoyne
          On August 13, 2010, we named Daniel C. Gascoyne our executive vice president for an initial term that commenced on August 16, 2010. Mr. Gascoyne’s employment ended on February 27, 2012 when Mr. Gascoyne was terminated without cause. Per the terms of the employment agreement described below, we pay him his accrued salary, any earned share awards and bonus compensation, vested deferred compensation and any employee benefits he was entitled to receive on the date of the termination. Additionally, we will continue to pay his base salary and welfare plan benefits, such as insurance and 401(K) benefits, for one year after the termination date.

          Pursuant to Mr. Gascoyne’s employment agreement, he was entitled to an annual base salary of $185,000. Mr. Gascoyne had the right to receive 10,000 shares of our common stock per year, pro-rated for 2010, upon satisfaction of certain conditions, including that Mr. Gascoyne had completed a full year of employment, which he had since satisfied, and based on satisfaction of the return on net assets (“RONA”) criteria set forth in an Exhibit included in the employment agreement for each fiscal year of the agreement. As of December 31, 2011, we owed him 3,750 shares of our common stock, or the cash value thereof, relating to this award. He was also entitled to a bonus based as a Level 1A employee under the then-applicable MIP, dated July 1, 2010, for calendar year 2010 provided he remained employed by the Company during the entirety of calendar year 2010, which he satisfied. He received $94,697 in 2011 as a cash award for 2010 results under this program. He was eligible to continue to participate in the MIP or any MIP Predecessor for each calendar year after 2010. In 2011, the RONA targets were not satisfied, so no stock shares were awarded nor was a bonus was paid under the MIP. In addition, we provided Mr. Gascoyne with a monthly car payment allowance the amount of which did not exceed $800 per month, as well as reimbursements of reasonable business expenses. Mr. Gascoyne was also eligible to participate in our employee benefits and deferred compensation plans that are generally available to our employees.

Vice President’s Compensation
          The President and COO of the Company evaluates the Vice President’s performance and determine his total compensation. He assesses the individual contributions of Mr. Wiseman as well as the Company’s performance relative to both pre-established goals and the performance of other companies in similar industries to that of the Company, of similar size, and in the same geographic region as the Company.

          In 2011, Mr. Wiseman’s salary and annual bonus placed him in the 50th percentile of Vice Presidents in a group of peer companies. Mr. Wiseman’s bonus awards for 2011 and 2010 were granted to recognize his continued contributions within the recycling division of the Company in those years.

Executive Employment Agreement with James K. Wiseman, III
          On August 2, 2007, we named James K. Wiseman, III our vice president for an initial term that commenced on April 4, 2007. This employment agreement ends on April 4, 2012, and provides for additional one year renewal terms thereafter. Pursuant to Mr. Wiseman’s employment agreement, he is entitled to an annual base salary of $136,500. He may also be eligible for bonus compensation from time to time as determined by our Compensation Committee and approved by our board of directors. In addition, we provide Mr. Wiseman with an $800 per month car allowance, as well as allowances to cover his fuel and cell phone expenses. Mr. Wiseman is also eligible to participate in our employee benefits and deferred compensation plans that are generally available to our employees.

          We may terminate Mr. Wiseman’s employment with or without cause. His employment agreement defines cause as Mr. Wiseman’s willful dishonesty toward, fraud upon, or deliberate injury or attempted injury to us by reason of his material breach of his employment agreement. If Mr. Wiseman voluntarily terminates his employment or if we terminate Mr. Wiseman’s employment for any reason, including if Mr. Wiseman dies or becomes incapacitated, we must pay him his accrued salary, earned bonus compensation, vested deferred compensation and any employee benefits he may be entitled to receive on the date of the termination. Additionally, if we terminate his employment without cause, we must also continue to pay his base salary through the end of the initial term of his employment agreement, which would otherwise end on April 4, 2012.

Compensation Recovery
          Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our CEO and CFO. In addition, we expect to implement a clawback policy in fiscal 2012 in accordance with the requirements of the Dodd-Frank Act and the regulations that will issue under that Act. We elected to wait until the SEC issues guidance about the proper form of a clawback policy in order to ensure that we implement a fully compliant policy at one time, rather than implementing a policy this year that may require amendment next year after the SEC regulations are released.

Change of Control Agreements.
                    None of the Company’s employment agreements provide for payments in the event of a change of control.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table provides information with respect to outstanding equity awards for each named executive officer as of December 31, 2011.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Harry Kletter CEO	—	—	—	—	—	—	—	—	—
Brian Donaghy (1) President and COO	—	—	—	—	—	—	—	405,000	$2,146,500
Daniel Gascoyne (2) Executive Vice President	—	—	—	—	—	—	—	—	—
Jim Wiseman Vice President	—	—	—	—	—	—	—	—	—

(1)

Mr. Donaghy has the right to receive (i) 30,000 shares of our common stock per year through 2015 if our EBITDA exceeds $4.5 million for the previous fiscal year pursuant to the original and amended executive employment agreements with him, (ii) 15,000 shares of our common stock per year through 2015 based on satisfaction of the return on net assets (“RONA”) criteria set forth in the April 1, 2010 amended executive employment agreement, and (iii) an additional 225,000 shares of our common stock based on satisfaction of the 5 year (2010 – 2014) average RONA criteria set forth in the April 1, 2010 amended executive employment agreement. As of December 31, 2011, these shares were valued at $5.30 per share, which was the last business day closing per share value prior to that day. The ISA stock issued pursuant to performance based stock awards is unregistered; therefore, recipients are subject to a six-month holding period by the recipient prior to selling or transferring such shares in market transactions.

The vesting dates for the awards presented in the table above are as follows:
45,000 shares – December 31, 2012
45,000 shares – December 31, 2013
270,000 shares – December 31, 2014
45,000 shares – December 31, 2015
405, 000 shares total

(2)

Mr. Gascoyne earned 3,750 shares of our common stock as of December 31, 2011 for performance based awards and for completion of a full year of employment. As of March 19, 2012, these shares have not been issued. These shares are not included in the table above as they vested on August 15, 2011. The ISA stock issued pursuant to performance based stock awards is unregistered; therefore, recipients are subject to a six-month holding period by the recipient prior to selling or transferring such shares in market transactions.

The following table summarizes the compensation earned by or awarded to each director, other than a named executive officer, during 2011.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Albert Cozzi	$42,000	$—	$—	$—	$—	$—		$42,000
Orson Oliver	42,000	—	—	—	—	7,828	(2)	49,828
Roman Epelbaum	52,000	—	—	—	—	—		52,000

(1)

As of December 31, 2011, each Director has 30,000 stock options outstanding. The market value of the stock options is based on a closing price of $4.23 per share on grant date, July 1, 2009. These amounts reflect the aggregate grant date fair value of stock awards computed in accordance with ASC Topic 718.

(2)	The amount reflects Mr. Oliver’s personal use of our company vehicle during the calendar year 2011.

(3)

The amount reflects fees of $2,000 per month from January through March, except as noted in (2) above. Beginning in April, fees increased to $4,000 per month. Beginning in August, Mr. Epelbaum received $6,000 per month, which included an additional $2,000 per month for his position as Chairman of the Audit Committee.

          From January through May 2006, and in 2005 and preceding years, we granted an annual fee of $12,000 payable in equal monthly installments for all non-employee directors. Beginning in June 2006, we granted a fee of $1,000 per Board of Directors meeting attended for all non-employee directors, plus an additional $500 per meeting for every audit or executive committee meeting attended. Beginning in June 2007, we granted a fee of $2,000 per month to each Director. We paid the Directors for thirteen months in 2008, which includes the December 2007 payment. In 2009, we also awarded each Director 30,000 stock options. We paid the Directors for thirteen months in 2011, which includes the December 2010 payment. In April 2011, we granted a fee of $4,000 per month to each Director. In August 2011, we granted an additional $2,000 per month for Mr. Epelbaum as the Chairman of the Audit Committee. Beginning in March 2012, the Company revised its Board compensation policy to provide for payments to Board members of $5,000 per Board meeting, $5,000 per annual meeting, and $2,000 per committee meeting.

          Mr. Kletter receives no additional consideration for serving on the Board of Directors. The compensation committee will determine fees for all non-employee directors elected to serve until 2013 at the first regular meeting of the Board that it will hold following the annual shareholder meeting on May 15, 2012.

Shares Available for Grant and Options/Warrants Outstanding

     The following information is provided as of December 31, 2011 with respect to our existing compensation plans, including individual compensation arrangements, under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (2)

Equity compensation plans approved by security holders (1)	90,000	$4.23	2,188,900
Equity compensation plans not approved by security holders	—	—	—
Total	90,000	$4.23	2,188,900

(1)	These stock options were awarded to our non-employee Directors on July 1, 2009.

(2)

In 2010, we awarded 60,500 shares of our common stock to management under this plan. In 2011, we awarded an additional 60,000 shares of our common stock to management and 600 shares of our common stock to consultants under this plan relating to incentive awards triggered during the year ending December 31, 2010. We have not awarded any shares in 2012 based on 2011 performance results.

Additional Executive Officer and Significant Employee Information

Name	Served as an Executive Officer From	Age	Position with the Registrant and Other Principal Occupations

Harry Kletter	1983	85

Chairman of the Board and Chief Executive Officer of the Company from May 2, 2000 to present. Chairman of the Board and Chief Visionary Officer from February 3, 2000 to May 2, 2000. Mr. Kletter served as Chairman of the Board and Chief Executive Officer from July 31, 1992 to February 3, 2000, President of the Company from July 31, 1992 to December 1997, from January 1990 to July 1991, and from October 1983 to January 1988. Mr. Kletter is also Chairman and sole shareholder of K&R, LLC.

Brian Donaghy	August 2007	36

President and Chief Operating Officer since August 2007 and Board of Directors Member beginning June 2009. Mr. Donaghy served as the Company’s acting COO from January 1, 2007 through August 2007. Prior to his appointment to that position, Mr. Donaghy was a consultant to ISA Recycling. From 2001 to 2007, he owned and operated Industrial Logistic Services, LLC, a scrap metal and waste transportation company located at the Company’s Louisville headquarters, the assets of which he sold to the Company in 2007. ILS had approximately 30 employees and total revenues of $2.0 million in 2007 and 2006.

Robert D. Coleman	November 2011	41

Chief Financial Officer since November 2011. Mr. Coleman started with the Company on November 1, 2011 as a consultant. Before joining the Company, Mr. Coleman was most recently employed at Healthland, Inc., a private-equity backed software company, where he held various financial leadership roles over the past two and a half years, including that of controller and interim CFO. For the two years prior to that, Mr. Coleman served as the CFO of Ohio Valley Aluminum Company, LLC, a large aluminum billet and extrusion company based in the Louisville, Kentucky area. Prior to that, Mr. Coleman served as the corporate controller for Interlock Industries, Inc. (the parent company of Ohio Valley Aluminum Company, LLC) from March 2005 to August 2007.

Alan L. Schroering	2000	47

Vice President of Finance since November 2011. Mr. Schroering served as Chief Financial Officer from May 2001 until November 2011. Mr. Schroering served as a board member from June 2000 to May 2001. Mr. Schroering has served as Treasurer from October 2001 to November 2011. Mr. Schroering served in several accounting positions with National Processing Company from April 1998 to May 2000. Mr. Schroering served previously in several accounting positions with the Company from November 1984 to March 1998.

James K. Wiseman, III	August 2007	58

Vice President of ISA Recycling since August 2007. Midwest Metals, Inc., a privately-held company in Louisville, Kentucky, employed Mr. Wiseman from May 1997 to March 2007 as general manager of the physical scrap operation and trader of non-ferrous metals. While at Midwest Metals, Inc., Mr. Wiseman directly managed six employees. Mr. Wiseman has held various management positions within the recycling business since 1976.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

          Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement, or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

          If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our board. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and in its discretion may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually. If the related person at issue is a director of the Company, or a family member of a director, then that director would recuse himself and abstain from voting on the approval of the related person transaction, but may, if so requested by the chair of the audit committee, participate in some or all of the committee’s discussions of the related person transaction.

          A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction.

          As appropriate for the circumstances of the related person transaction, the audit committee will review and consider the following:

•	The related person’s interest in the related person transaction;
•	The approximate dollar value of the amount involved in the related person transaction;
•	The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	Whether the transaction will be undertaken in the ordinary course of our business;
•	Whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•	The purpose of, and the potential benefits to us of, the transaction; and
•

Any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

          The audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or not inconsistent with, our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

          Unless the transaction is excluded by the instructions to the SEC’s related person transaction disclosure rule, any approved related person transaction would be disclosed in accordance with SEC rules.

          The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

          In general, we are of the view that the following transactions with related persons are not significant to investors because they take place under our normal course of business: the sale or purchase of products or services in the ordinary course of business and on an arm’s-length basis; the employment by us where the compensation and other terms of employment are determined on a basis consistent with our human resources policies; and any contributions made by us in accordance with our corporate contributions guidelines.

K & R Lease; K & R Consulting Agreement

          On February 16, 1998 our Board of Directors ratified and formalized an existing relationship in connection with (i) our leasing of the facilities from K & R and (ii) the provision of consulting services from K & R to us. K & R is our affiliate as Harry Kletter, our chairman of the Board and chief executive officer, is the sole member of K & R. Accordingly, Mr. Kletter’s interest in the transaction described below is substantially equivalent to that of K & R.

          Lease Agreement. The lease agreement, effective as of January 1, 1998, between K & R, as landlord, and us, as tenant, covers approximately 20.5 acres of land and the improvements thereon, which are located at 7100 Grade Lane in Louisville, Kentucky. The principal improvements consist of an approximately 22,750 square foot building used as the corporate office, an approximately 8,286 square foot building used for our commercial, retail and industrial waste and recycling management services offices, an approximately 13,995 square foot used as the paper recycling plant, an approximately 12,000 square foot building used for metals recycling plant, and an approximately 51,760 square foot building used as the recycling offices and warehouse space, with the remaining 15,575 square feet of space contained in five (5) buildings ranging in size from approximately 8,000 to 256 square feet.

          The initial term of the K & R lease was for ten years with two five-year option periods available thereafter. The base rent for the first five years was $450,000 per annum. The base rent for the second five years, beginning January 1, 2003, became $505,272 per annum, payable at the beginning of each month in an amount equal to $42,106. The base rent for the first five-year option period, beginning January 1, 2008, became $582,000 per annum, payable at the beginning of each month in an amount equal to $48,500. This fixed minimum rent adjusts for each five years, including for each of the option periods, in accordance with the consumer price index. The fixed minimum rent also increases to $750,000 per annum, in an amount equal to $62,500 per month in the event of a change in control. We must pay, as additional rent, all real estate taxes, insurance, utilities, maintenance and repairs, replacements (including replacement of roofs if necessary) and other expenses. The K & R lease provides for our indemnification of K & R for all damages arising out of the use of or the condition of the leased premises excepting K & R’s negligence. Under the K & R lease, “change in control” means a transaction or series of transactions as a result of which (i) any person who does not currently own a majority of our outstanding stock acquires a majority of our outstanding stock, (ii) we sell or otherwise dispose of all or substantially all of our assets or business operations to any other person; or (iii) we merge or consolidate with any other person; unless, in any such case, shareholders owning a majority of our outstanding voting stock immediately prior to the consummation of such transaction or transactions will own, upon consummation of such transaction or transactions, at least a majority of the outstanding shares of the voting stock of the person acquiring the shares or assets of the person acquiring us or surviving our merger or consolidation in the transaction(s).

          The K & R lease provides that we may use the leased premises in our metal recycling and recycled paper sorting and bailing businesses, and for our corporate offices. Without the prior consent of K & R (and in the case of (ii) below the prior consent of any mortgagee of K & R), we may not (i) make any structural alterations, improvements or additions to the K & R leased premises, or (ii) assign (including a change of control) or sublet the leased premises. The K & R lease requires us to indemnify K & R for all damages arising out of our use or condition of the leased premises excepting therefrom K & R’s negligence. The K & R lease further provides that we will agree to subordinate our leasehold interest to the mortgage interest of any mortgagee of K & R.

          The K & R lease provides for our right to terminate upon damage by fire or other casualty that cannot be reasonably repaired within, in most instances, 120 days of the damage. All rent ceases as of the “injury date” under these circumstances. The K & R lease also terminates upon condemnation of the leased premises in whole, with a condemnation of a portion of the leased premises resulting in an equitable adjustment of the fixed minimum rent.

          In 2004, we paid for repairs totaling $302,160 that we made to the buildings and property that we lease from K & R, located at 7100 Grade Lane, Louisville, Kentucky. K & R executed an unsecured promissory note, dated March 25, 2005, but effective December 31, 2004, to us for the principal sum of $302,160. K & R makes payments on the promissory note of principal and interest in ninety-six (96) monthly installments of $3,897.66. The rate of interest is five and one-half percent (5.5%) per annum. Failure of K & R to make any payment when due under this note within fifteen (15) days of its due date shall constitute a default. After the fifteen day period, the note shall bear interest at a rate equal to fifteen percent (15%) per annum and we have the right to exercise our remedies to collect full payment of the note.

          Events of default under the K & R lease include (i) our failure to pay the fixed minimum rent for 10 days after written demand therefore, (ii) any other default in our observance or performance of any of the other covenants, agreements or conditions of the K & R lease, which shall continue for 30 days after written notice, unless we shall have commenced and shall be diligently pursuing curing such default, (iii) certain bankruptcy or related events affecting us, (iv) our vacation of the leased premises, or (v) the transfer or devolution whether by operation of law or otherwise of the K & R lease or our estate or of any of our interest to anyone other than K & R. Upon the occurrence of an event of default, K & R may, at its option, terminate the K & R lease and enter into and take possession of the leased premises with the right to sue for and collect all amounts due, including damages. All payments are current.

          In an addendum to the K & R lease as of January 1, 2005, our rent increased $4,000 per month as a result of the improvements made to the property in 2004. For years 2005 through 2011, our payments to K & R of $4,000 for additional rent and the payment from K & R to us of $3,897.66 for the promissory note were offset.

          K & R Consulting Agreement. The K & R consulting agreement dated as of January 2, 1998, by and between K & R and us, remained in effect until December 31, 2009, with automatic annual renewals thereafter unless one party provided written notice to the other party of its intent not to renew at least six months in advance of the next renewal date. At December 31, 2009, the agreement automatically renewed for an additional one year. The K & R consulting agreement requires K & R to provide strategic planning and development to us, including advice on management activities, advertising, financial planning and mergers and acquisitions. The consulting agreement was amended on April

1, 2010, to increase the annual payment to K & R by $240,000 to $480,000, payable in equal monthly installments of $40,000. The Board approved the increase to the annual payment pursuant to its determination that the new consideration was consistent with the fair market value of the services provided. The amended consulting agreement was amended effective January 1, 2012 to decrease the annual payment to K&R by $240,000 to $240,000, payable in equal monthly installments of $20,000. The Board approved the decrease to the annual payment pursuant to its determination that the new consideration was consistent with the fair market value of the services provided. We are responsible for all of K & R’s expenses incurred on our behalf and pay to K & R $240,000 in equal monthly installments of $20,000 in connection with the K & R consulting activities.

          The K & R consulting agreement terminates upon a non-defaulting party providing written notice to the other party of its intent to terminate. The recipient of the notice has 10 days to cure monetary defaults and 30 days to cure non-monetary defaults (which will be extended if a cure is being diligently commenced and pursued during that 30-day period). The K & R consulting agreement also terminates upon the condemnation or destruction by fire or other casualty of all or substantially all of the leased premises. Upon termination, K & R agrees not to engage, directly or indirectly, in our business, or hire our employees for a period of five years and within 100 miles of our operations. We compensate our principal shareholder and chief executive officer through consulting fees pursuant to the K & R consulting agreement.

          The K & R consulting agreement provides for cross-indemnification of each party by the other for acts other than negligence or willful malfeasance. The K & R consulting agreement further provides that K & R must maintain the confidentiality of any of our information not otherwise in the public domain or that K & R must disclose by law.

Other related party transactions

          Donaghy Asset Purchase Agreement. During 2007, we entered into an asset purchase agreement for $1,300,000 funded primarily by a note payable to Industrial Logistic Services, LLC, the sole member of which is Brian Donaghy, our president and chief operating officer, whereby we pay $20,000 per month for 60 months for various assets including tractor trailers, trucks and containers. The note payable reflects a seven percent (7%) interest payment on the outstanding balance plus principal amortization. The outstanding balance as of March 31, 2012 was $98,274.

          Property Purchase – Grade Lane. On September 10, 2009 we completed the acquisition of all outstanding membership interests in 7124 Grade Lane LLC and 7200 Grade Lane LLC, each a Kentucky limited liability company, owned by Harry Kletter Family Limited Partnership, a Kentucky limited partnership. Mr. Kletter is the chairman and chief executive officer of the Company and the general partner of Harry Kletter Family Limited Partnership. Mr. Kletter’s interest in the transaction is $3,200,000.

          Lohan Realty Resources, Inc., a member of the Appraisal Institute and located in Louisville, Kentucky, provided an appraisal for each property to assist the Company in determining the purchase price for the membership interests in the limited liability companies. As of the date of the appraisals on July 3, 2009, the property at 7124 Grade Lane had an “as is” estimated market value of $850,000 while the property located at 7200 Grade Lane had an “as is” estimated market value of $2,350,000. The respective purchase prices paid in the form of Company shares to the limited partnership for the 7124 Grade Lane LLC and 7200 Grade Lane LLC were $850,003 and $2,349,997, respectively. The purchase price was paid through the issuance of 199,220 shares and 550,781 shares of Company common stock, respectively, to 7124 Grade Lane LLC and 7200 Grade Lane LLC at the per share price of $4.27.

          The transaction received approval of the Company audit committee comprised of independent directors, the board of directors, without the participation of Harry Kletter, the chairman and chief executive officer of the Company and also the general partner of the limited partnership, and a majority of the outstanding shares of the common stock by written consent. Because of the relationship between Harry Kletter and the Company, NASDAQ rules required the approval of the Company’s stockholders, which was obtained in 2009.

          Amendment to Brian Donaghy’s employment agreement. Effective April 1, 2010, the Company amended and restated the employment agreement of Brian Donaghy, the Company’s President and Chief Operating Officer, to (a) extend the term to June 30, 2015, and (b) provide for (i) an annual bonus based on the Company’s achievement of certain return on net asset (“RONA”) targets pursuant to incentive plans to be established by the Company, to be payable in cash or partly in Common Stock at the election of Mr. Donaghy, (ii) a bonus of up to 15,000 shares of Common Stock per annum based on the Company’s achievement of certain RONA targets, and (iii) a one-time bonus of up to 225,000 shares of Common Stock based on the Company’s achievement of certain 5 year RONA targets as measured on December 31, 2014.

REPORT OF THE AUDIT COMMITTEE

          The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

          In accordance with its amended and restated charter the audit committee assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of our accounting, auditing and financial practices. In discharging its oversight responsibility as to the audit process, the audit committee obtained from the independent registered public accountants a formal written statement describing all relationships between the registered public accountants and us that might bear on the registered public accountants’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding registered public accountants’ communications with the audit committee concerning independence, and has discussed with the registered public accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the registered public accountants’ independence. The audit committee also discussed with management the independent registered public accounting firm and the quality and adequacy of our internal controls. The audit committee reviewed with the independent registered public accountants their audit plans, audit scope and identification of audit risk.

          On February 23, 2012, the audit committee discussed and reviewed with the independent registered public accountants all communications required by standards of the Public Company Accounting Oversight Board, including the matters required to be discussed by PCAOB AU 380, Communication with Audit Committees, and Rule 2-07, Communication with Audit Committees, of Regulation S-X, and, with and without management present, discussed and reviewed the results of the independent registered public accountants’ examination of the financial statements. The audit committee also discussed with the independent registered public accountants matters relating to its independence, including a review of audit and non-audit fees and written disclosures from Mountjoy Chilton Medley LLP to the audit committee. The audit committee also considered whether non-audit services provided by the independent auditors are compatible with the independent auditors’ independence.

          The audit committee reviewed our audited financial statements with the independent registered public accountants on February 23, 2012 and with management on February 23, 2012. The audit committee met once during the first quarter of 2011 to review the report from the independent accountants and the management letter prior to releasing the Form 10-K annual report for the fiscal year ended December 31, 2011, and to review the Form 10-K annual report and related press releases for the fiscal year ended December 31, 2011. Based upon these reviews, the audit committee recommended to the Board that our audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

          The audit committee has considered whether the provision of these services is compatible with maintaining accounting independence.

Roman Epelbaum, director and audit committee Chairman
Al Cozzi, director and audit committee Member
David Russell, director and audit committee Member

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES

          The aggregate fees billed for professional services by principal accountants Mountjoy Chilton Medley LLP in 2011 and 2010 are as follows:

          Audit Fees: $115,000 and $111,750 to principal accountants Mountjoy Chilton Medley LLP for the years ending December 31, 2011 and 2010, respectively, for services rendered for the annual audit of our financial statements and the quarterly reviews of the financial statements included in our Form 10-Qs.

          Audit Related Fees: $7,750 and $7,500 to principal accountants Mountjoy Chilton Medley LLP for the annual audit of our 401(k) retirement plan for the years ended December 31, 2011 and 2010, respectively. Also, $12,595 to principal accountants Mountjoy Chilton Medley LLP for professional services relating to the review of the comment letters received from the Securities Exchange Commission for the year ending December 31, 2011, and $490 to principal accountants Mountjoy Chilton Medley LLP for professional services relating to the filing of Form S-3 for the year ending December 31, 2010.

          Tax Fees: No tax services were provided by principal accountants Mountjoy Chilton Medley LLP for the years ended December 31, 2011 and 2010.

          All Other Fees: No other services were provided by principal accountants Mountjoy Chilton Medley LLP for the years ended December 31, 2011 and 2010.

          The audit committee is responsible for pre-approving all auditing services and permitted non-audit services that our independent registered public accountants are to perform, except as described below.

          The audit committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. The full audit committee, or in its absence, the chair of the audit committee, may pre-approve non-audit services. No pre-approval is necessary for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by us to the registered public accountants during the fiscal year in which the accountants provide the non-audit services, (2) we did not recognize such services at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the audit committee and approved prior to the completion of the audit. Mountjoy Chilton Medley LLP did not provide any such services in 2011.

SHAREHOLDER PROPOSALS

          We must receive proposals of shareholders intended to be presented at the next annual meeting of shareholders at its principal executive offices in Louisville, Kentucky on or before January 7, 2013 for inclusion in the our proxy statement and form of proxy relating to that meeting. All shareholder proposals must comply with the applicable requirements of the federal securities laws.

OTHER MATTERS

          The Board knows of no business, which will be presented for consideration at the annual meeting other than that described above. However, if any such other business should properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.

By Order of the Board of Directors

Michael P. Shannonhouse
Recording Secretary of the Board of Directors

Louisville, Kentucky
April 2, 2012

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY INDUSTRIAL SERVICES OF AMERICA INC.

			For	With- hold	For All Except
ANNUAL MEETING OF SHAREHOLDERS	Proposal 1. To elect seven (7) directors for a term expiring in 2013;		☐	☐	☐
TO BE HELD ON MAY 15, 2012	(1) Harry Kletter	(5) Brian Donaghy

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The shareholder of record hereby appoints Harry Kletter and Michael Shannonhouse, and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Industrial Services of America, Inc. (the “Company”), to be held at Building No. 1, 7100 Grade Lane, Louisville, Kentucky, on Tuesday, May 15, 2012, at 10:00 a.m., local time, and any adjournments thereof, and to vote all share of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and at their discretion, upon such other matters as may properly come before this meeting.

     This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, the Proxy will be voted FOR all proposals.

	(2) Alan Gildenberg	(6) David Russell
	(3) Orson Oliver	(7) Francesca Scarito
(4) Albert Cozzi

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

			For	Against	Abstain
	Proposal 2. To ratify the selection of Mountjoy Chilton Medley LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012: and		☐	☐	☐

Proposal 3. To transact such other business as may properly come before the meeting or any adjournment thereof.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.	☐

PLEASE CHECK BOX FOR ADDRESS CHANGE AND NOTE CHANGE	☐

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated.

Detach above card, sign, date and mail in postage paid envelope provided. INDUSTRIAL SERVICES OF AMERICA, INC.

     Only shareholders of record at close of business on March 19, 2012 are entitled to notice of and to vote at the annual meeting. In the event the annual meeting should be adjourned to a date or dates later than May 15, 2012, the Board of Directors will establish a new record date for purposes of determining those shareholders entitled to notice of and to vote at any such adjournments. The transfer books will not be closed.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE
AVAILABLE ON-LINE AT:
http://www.cfpproxy.com/4877